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As filed with the Securities and Exchange Commission on August 15, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOTON DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

California	94-3007502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6325 San Ignacio Avenue
San Jose, CA 95119-1202
(408) 226-9900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vincent F. Sollitto
President and Chief Executive Officer
Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, Ca 95119-1202
(408) 226-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
 Brett D. White, Esq.
COOLEY GODWARD LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock	699,010	$34.92	$24,409,430	$6,103

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of Common Stock of the Registrant quoted on the Nasdaq National Market on August 10, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 15, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES CONTEMPLATED TO BE SOLD UNDER THIS REGISTRATION STATEMENT MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus

699,010 Shares

PHOTON DYNAMICS, INC.

Common Stock

    The selling shareholders identified in this prospectus are selling 699,010 shares of common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the shares of common stock sold by the selling shareholders.

    Our common stock is listed on the Nasdaq National Stock Market under the symbol "PHTN." On August 14, 2001, the last reported sale price for our common stock on the Nasdaq National Stock Market was $33.76 per share.

    The selling shareholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares in the section entitled "Plan of Distribution" on page 9.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Special Note Regarding Forward-Looking Statements	7
Use of Proceeds	7
Selling Shareholders	8
Plan of Distribution	10
Legal Matters	11
Experts	11
Where You Can Find More Information	11
Incorporation by Reference	11

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

PHOTON DYNAMICS, INC.

    Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display, electronics and glass markets. Our patented image acquisition and image processing technology, electro-optical design and systems engineering expertise are currently used for: test and repair of flat panel displays; inspection of cathode ray tube display and automotive glass; and inspection of advanced semiconductors and printed wiring assembly packaging solutions. We develop systems that enable manufacturers to collect data from the production line, analyze it, and quickly diagnose and repair process-related defects. We focus specifically on delivering solutions that help manufacturers decrease material costs and improve throughput.

    The end markets served by our customers include a number of large markets that have experienced rapid growth. These markets include mobile devices such as notebook computers and cellular phones, and stationary devices such as flat panel desktop monitors and digital televisions. Manufacturers of mobile electronic devices are continually seeking ways to increase the performance and quality, as well as reduce the size, weight and power requirements of the components incorporated into these devices, such as displays, electronic assemblies and semiconductors.

    Flat panel display manufacturers use our test, repair and inspection equipment to increase yields and quality and to reduce costs. By identifying defects and gathering data during the manufacturing process, our equipment assists manufacturers in controlling and refining their manufacturing processes to achieve the production of zero defect displays at high yields. Our proprietary technologies include:

  •
  Voltage imaging technology to detect, locate, quantify and characterize electrical, contamination and other defects in flat panel displays after array fabrication;

  •
  PixeLaser and BeamBlender laser technologies for the repair of flat panel display panels; and

  •
  N-Aliasing and MuraLook technologies to inspect flat panel display panels for pixel, line and blemish defects after cell and module assembly.

    We also offer a broad line of X-ray and optical systems for non-destructive inspection of printed circuit board assemblies and advanced semiconductor packaging. Our X-ray systems inspect for hidden features inside semiconductor packaging and on printed circuit board assemblies that have ball grid array solder connections. Our optical inspection systems inspect printed circuit board assemblies for component presence, correct component, orientation, polarity, skew, solder integrity and other defects. Our combined X-ray and optical in-line inspection products enable simultaneous inspection of both visible and hidden features on printed circuit board assemblies.

    Electronic display manufacturers use our automated display inspection and alignment systems to increase yields and quality and to reduce costs.

    We also offer automated glass inspection systems for both the cathode ray tube glass and automotive glass manufacturing industries, which permit the detection of defects such as scratches, bubbles, and stones.

    We maintain our principal offices at 6325 San Ignacio Avenue, San Jose, California 95119-1202, and our telephone number is (408) 226-9900. Our web site is located on the world wide web at "photondynamics.com." Information contained on our web site does not constitute part of this prospectus.

RISK FACTORS

    You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."

Our operating results are difficult to predict.

    We have experienced and expect to continue to experience significant fluctuations in our quarterly results. Our backlog at the beginning of each quarter does not necessarily determine actual sales for any succeeding period. A substantial percentage of our revenue is derived from the sale of a small number of yield management systems ranging in price from $250,000 to $1.5 million. Therefore, the timing of the sale of a single system could have a significant impact on our quarterly results. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. Other factors that may influence our operating results in a particular quarter include:

  •
  the downturn in capital spending by our customers as a result of the recent economic slowdown;

  •
  the timing of the receipt of orders from major customers;

  •
  product mix;

  •
  competitive pricing pressures;

  •
  condition of the financial markets and economic stability in Asia;

  •
  the relative proportions of domestic and international sales;

  •
  our ability to design, manufacture and introduce new products on a cost-effective and timely basis;

  •
  the delay between incurring expenses to further develop marketing and service capabilities and the realization of benefits from those improved capabilities;

  •
  the introduction of new products by our competitors; and

  •
  the adoption of SAB 101.

We depend on sales to a few large customers.

    The flat panel display, or FPD, industry is extremely concentrated with a small number of manufacturers producing the majority of the world's FPDs. Sales of FPD products represented 58% and 66% of our revenue for the nine-month period ended June 30, 2001 and fiscal 2000, respectively. Ishikawajima-Harima Heavy Industries Co., Ltd., or IHI, and Quanta, both of whom are customers of our FPD products, and LG Electronics and Samsung, both of whom are customers of our FPD and cathode ray tube, or CRT, display and glass inspection products, accounted for 55% of revenue for the nine-month period ended June 30, 2001. Hyundai and Unipac, both of whom are customers of our FPD products, and LG Electronics and Samsung, both of whom are customers of our FPD and CRT display and glass inspection products, accounted for 58% of revenue in fiscal 2000. If one or more of our major customers ceased or significantly curtailed their purchases, our results of operations would be harmed.

Capital investment by the flat panel display industry can be highly cyclical and may decline in the future.

    Our business depends in large part upon capital expenditures by FPD manufacturers, which in turn depend on the current and anticipated market demand for FPDs and products that use FPDs. The FPD industry is highly cyclical and has experienced periods of oversupply resulting in significantly reduced demand for capital equipment. There can be no assurance that the FPD industry will not experience further downturns or slowdowns in the future, which may harm our business and operating results. In addition, the need to invest in the engineering, research and development and marketing required to penetrate targeted foreign markets and maintain extensive service and support capabilities limits our ability to reduce expenses during such downturns.

We face risks associated with selling substantial numbers of our products to companies located in Asia.

    Sales to Japan, Taiwan, Korea and China accounted for 73% and 75% of our revenue for the nine-month period ended June 30, 2001 and fiscal 2000, respectively. We expect sales to these countries to continue to represent a significant percentage of revenue. A number of factors may harm our international sales and operations, including:

  •
  imposition of governmental controls;

  •
  fluctuations in the U.S. dollar, which could increase the foreign sales prices of our products in local currencies;

  •
  export license requirements;

  •
  restrictions on the export of technology;

  •
  political instability;

  •
  trade restrictions;

  •
  changes in tariffs; and

  •
  difficulties in staffing and managing international operations.

    In 1998, many Asian countries experienced an economic recession that resulted in a decline in the purchasing power of our Asian customers. A future downturn in economic conditions in Asia could result in our customers failing to place new orders for our products. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws.

We may not be able to obtain critical components from our single or limited source suppliers.

    We obtain some of the components for our systems from a single source or a limited group of suppliers. For example, we currently obtain materials-handling platforms, ultra high-resolution cameras and high-speed image processing systems for our FPD products from single source suppliers. We also currently obtain X-ray sources for our printed circuit board, or PCB, assembly and advanced semiconductor packaging products from limited source suppliers. Although we seek to reduce dependence on our sole and limited source suppliers, alternative sources of supply for these components may not be available on favorable terms or at all. The loss of one or more sole or limited source suppliers could harm our results of operations and damage customer relationships. Furthermore, a significant increase in the price of one or more of these components could harm our results of operations.

We may not compete effectively in Japan against local suppliers.

    We believe that competing Japanese companies in the FPD industry have a competitive advantage in Japan because of the preference of some Japanese customers for local equipment suppliers. Historically, foreign companies have found it difficult to penetrate the Japanese market and often depend upon local sales channels to sell their products in Japan. Since June 1997, we have depended on IHI as our exclusive value-added reseller to sell our FPD products in Japan. For the nine-month period ended June 30, 2001 and fiscal 2000, 14% and 6% of our revenue came from sales to IHI, respectively. If IHI reduced the resources allocated to the customization, sale and support of our FPD products in Japan, our business would be harmed.

    In addition, IHI's rights to continue as our exclusive value-added reseller in Japan are currently unresolved. IHI may have the right to market some or all of our FPD products in Japan on an exclusive basis, even as to us. If so, we may not be able to compete effectively in Japan. Although IHI must purchase some critical components from us, IHI may manufacture competing array test systems based on our technology. If this occurs, our business could be harmed.

    We have granted IHI the non-exclusive right to manufacture and sell array test systems based on our technology, excluding technology incorporated into some critical components, in Korea, Taiwan and several other countries. Although IHI has never manufactured these products, nor sold these products in countries other than Japan, our business could be harmed if IHI manufactures and sells array test systems in competition with our own in these countries.

We must compete effectively in our target markets or we will lose market share.

    The FPD, CRT and PCB assembly and advanced semiconductor packaging industries are highly competitive. We face substantial competition from established competitors that have greater financial, engineering and manufacturing resources than we do and have larger service organizations and long-standing customer relationships. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures may force price reductions that could harm our results of operations. Our customers may also develop technology and equipment that may reduce or eliminate their need to purchase our products. Although we believe we have certain technological and other advantages over our competitors, maintaining and capitalizing on these advantages will require us to continue maintaining a high level of investment in engineering, research and development, marketing and customer service support. There can be no assurance that we will have sufficient resources to continue to make these investments or that we will be able to make the technological advances necessary to maintain such competitive advantages.

We may not be able to develop and introduce new products that respond to evolving industry requirements in a timely manner.

    We believe that our future success will depend in part upon our ability to continue to enhance our existing products and to develop and manufacture new products. For example, the size of FPD substrates and resolution of FPDs have changed frequently and may continue to change, thus requiring us to redesign or reconfigure our FPD products. Similarly, as semiconductors, PCBs, semiconductor packaging and CRT display technologies have become more complex, our wholly owned subsidiaries, CR Technology and IPS, have been forced to continually redefine their product offerings. In addition, a substantial portion of our revenue is derived from sales of products based upon active matrix liquid crystal display, or AMLCD, technology. An industry shift away from AMLCD technology to existing or new competing technologies could reduce the demand for our products and harm our business.

    As a result, we expect to continue to make a significant investment in engineering, research and development. There can be no assurance that we will be successful in the introduction, marketing and cost-effective manufacture of any of our new products; that we will be able to timely develop and introduce new products and enhance our existing products and processes to satisfy customer needs or achieve market acceptance; or that the new markets for which we are developing new products or expect to sell current products will develop sufficiently. To develop new products successfully, we depend on close relationships with our customers and the willingness of those customers to share information with us. The failure to develop products and introduce them successfully and in a timely manner could harm our competitive position and results of operations.

We must attract and retain key employees to maintain and grow our business.

    Our future success depends in part upon our ability to retain key personnel, particularly senior management and engineers. We also need to attract additional skilled personnel in all areas of our business to grow. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees in the future. Other than Kenneth Wawrew, Vice President of Photon Dynamics and President, CRT Display and Glass Division, we generally do not have employment contracts with and do not maintain key person life insurance on any of our key employees.

We may not effectively manage possible future growth or successfully integrate acquired businesses.

    We have recently acquired Intelligent Reasoning Systems, Inc. and we may pursue additional acquisitions of complementary product lines, technologies or businesses. Acquisitions may result in potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could harm our profitability. In addition, current acquisitions such as Intelligent Reasoning Systems or future acquisitions involve numerous risks, including the assumption of unknown liabilities, difficulties in the assimilation of the operations, technologies and products of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company. There can be no assurance that we will be able to succesfully integrate Intelligent Reasoning Systems or accurately predict the effect of future acquisitions on our business or operating results.

Our business could be harmed if we fail to properly protect our intellectual property.

    Our success depends in large part upon our intellectual property. While we attempt to protect our intellectual property through patents, copyrights and trade secrets, there can be no assurance that we will successfully protect our technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by us will be sufficiently broad to protect our technology. In addition, no assurance can be given that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to us. Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Even if successful, litigation could be expensive and divert important management resources. If our intellectual property were not properly protected, our business could be harmed.

Regional electric shortages may harm our operations.

    Recently, California has been experiencing an electric power supply shortage that has resulted in the intermittent loss of power in some areas in the form of rolling blackouts. While we have not experienced any power failures to date, a blackout may affect our ability to manufacture products and meet scheduled deliveries. If blackouts were to interrupt our power supply, we would be temporarily unable to continue operations at some of our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could harm our business and results of operations.

Our business may be harmed if we fail to comply with governmental regulations.

    Some of our PCB assembly and advanced semiconductor packaging products are subject to regulation by the U.S. Food and Drug Administration, the California Department of Public Health and other agencies in each jurisdiction where these products are sold or used. Compliance with these regulations is time-consuming and expensive and may delay or even prevent sales in the U.S. or other jurisdictions. If we fail to comply with these regulations, we could face fines or penalties, and sales of our products could be prohibited. These fines, penalties and prohibitions could harm our business.

    We are also subject to federal, state and local regulations related to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used in our manufacturing process. Failure to comply with current or future regulations could result in substantial fines being imposed on us, suspension of production, alteration of our manufacturing processes or cessation of operations. New environmental regulations could also require us to purchase expensive equipment or incur other significant expenses to ensure compliance. Unanticipated environmental compliance costs could harm our business.

The market price of our common stock may fluctuate significantly.

    The market price of our common stock could fluctuate significantly in response to variations in quarterly operating results and other factors, such as:

  •
  announcements of technological innovations or new products by us or by our competitors;

  •
  government regulations;

  •
  developments in patent or other property rights; and

  •
  developments in our relationships with our customers.

    In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, general economic condition and specific conditions in the FPD, CRT and PCB assembly and advanced semiconductor packaging industries may adversely affect the market price of our common stock.

Accounting pronouncements may affect reports of our operating results.

    In June 2000, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101B, Second Amendment: Revenue Recognition in Financial Statements, SAB 101B. SAB 101B amends Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, SAB 101, to defer the implementation date of SAB 101 for registrants until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. SAB 101 summarizes certain views of the SEC in applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt SAB 101 in the fourth quarter of our fiscal year ending September 30, 2001. Accordingly, any revenues reported prior to October 1, 2000 and revenue reported for the first three quarters of fiscal 2001 that do not meet SAB 101's guidance will be deferred and recorded as revenue in whatever future periods SAB 101 guidance is met. Changes in our revenue recognition policy resulting from the interpretation and implementation of SAB 101 would not involve the restatement of prior fiscal year statements, but would, to the extent applicable, be reported as a change in accounting principle with a cumulative catch-up adjustment as of October 1, 2000 in the fiscal year ending September 30, 2001, with the appropriate restatement of interim periods as required by FASB

Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Our reported results of operations for the 12 months ending September 30, 2001 will include a cumulative adjustment for all prior annual and interim periods as if SAB 101 had been adopted on October 1, 2000. While we believe that the adoption of SAB 101 will have an impact on our reported results of operations, we believe that SAB 101 will not affect the underlying strength or weakness of our business operations as measured by the dollar value of our product shipments and cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling shareholders.

SELLING SHAREHOLDERS

    The following table presents information regarding the beneficial ownership of our common stock as of July 31, 2001 by each selling shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Percentage of ownership is based on 12,920,225 shares of common stock outstanding on July 31, 2001. The number of shares beneficially owned subsequent to this offering set forth in the table below assumes all shares offered by this prospectus are sold by the selling shareholders, however, the selling shareholders may offer all, some or none of the shares of our common stock beneficially owned by them and covered by this prospectus.

    Except for Silicon Valley Bancshares as described below, none of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of their employment with us as of the date of the closing of the acquisition of Intelligent Reasoning Systems, Inc., including Jon R. Hopper, the former president of Intelligent Reasoning Systems who now serves as one of our senior vice presidents. We have a bank line of credit with Silicon Valley Bank, a wholly-owned subsidiary of Silicon Valley Bancshares. The information provided in the table below with respect to each selling shareholder has been obtained from the selling shareholders.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned Subsequent to the Offering
Name of Selling Shareholder			Shares Offered by this Prospectus(1)
	Shares(1)	Percent		Shares	Percent
AM Fund I, L.P.	17,342	*	17,342	—	*
AMPOC Far-East Co., Ltd.	11,063	*	11,063	—	*
Arch Venture Fund III, L.P.	120,841	*	120,841	—	*
Barjil L.P.	11,063	*	11,063	—	*
Black Marlin Investments, LLC.	15,212	*	15,212	—	*
Trevor Blyth & Vicki Blyth (as joint tenants with rights of survivorship)	169	*	169	—	*
Brilliant World Limited	11,063	*	11,063	—	*
Kay S. Browne	57	*	57	—	*
Capital Southwest Corporation	17,805	*	17,805	—	*
Capital Southwest Venture Corporation	16,331	*	16,331	—	*
Robert Castrignano	2,212	*	2,212	—	*
John-Ye Chen	6,085	*	6,085	—	*
Ming-Hsiang Chen	21,021	*	21,021	—	*
Shao Fu Chen	6,638	*	6,638	—	*
Chung Juei Chen	6,085	*	6,085	—	*
The Coyle Living Trust dated September 22, 1989	210	*	210	—	*
Mark R. DeYong	30	*	30	—	*
Roy Doumani	5,531	*	5,531	—	*
Doris Ernst	202	*	202	—	*
Robert L. Eskridge	44	*	44	—	*
Thomas C. Eskridge	33	*	33	—	*
FAT Venture Capital Co., Ltd.	11,063	*	11,063	—	*
Desmond J. Fitzgerald	276	*	276	—	*
Charles Schwab & Co., Inc. FBO: Roger J. Giordano—IRA	221	*	221	—	*
Sutro & Co. Custodian FBO/George Glaser, IRA/94-94-17-4902	128	*	128	—	*

Stephen R. Gunn	327	*	327	—	*
Daniel C. Guterman and Leslie R. Guterman, Trustees of the 1996 Daniel C. Guterman and Leslie R. Guterman Revocable Trust	51	*	51	—	*
Jon R. Hopper	2,212	*	2,212	—	*
Ting-Wu Hu	12,280	*	12,280	—	*
Hung Poo Real Estate	6,638	*	6,638	—	*
Idealreward Investments, Inc.	22,127	*	22,127	—	*
Eriko Jacobs	1,106	*	1,106	—	*
James E. Jolly	141	*	141	—	*
Prudential Securities C/F Sharon Kennedy PL-R21907-61	177	*	177	—	*
Prudential Securities C/F William Kennedy PL-R21893-61	66	*	66	—	*
Lei-Li Kuan	2,876	*	2,876	—	*
Lasertech Holdings International	16,595	*	16,595	—	*
Lilontex Corporation	11,063	*	11,063	—	*
Malcolm R. MacPherson	553	*	553	—	*
MSD EC I, LLC	4,563	*	4,563	—	*
MSD Portfolio L.P. Investments	86,712	*	86,712	—	*
James M. Oliphant	553	*	553	—	*
Tzeting Ouyang	553	*	553	—	*
Powers (1995) Family Investment, L.P.	22,127	*	22,127	—	*
Warren P. and Joanne C. Powers Charitable Foundation, Inc.	5,531		5,531	—
Edward J. Schuller	55	*	55	—	*
Silicon Valley Bancshares	3,208	*	3,208	—	*
Richard T. Simko and Patricia M. Simko, Trustees for the Richard T. Simko and Patricia M. Simko Revocable Living Trust Dated 4/25/84	257	*	257	—	*
Mark Harold Smith	288	*	288	—	*
Gerald M. Starek Trust U/AD 5-3-90	2,212	*	2,212	—	*
TGI Fund II, LC(2)	104,519	*	104,519	—	*
Triton I Venture Capital LTD	33,191	*	33,191	—	*
U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc.	63,092	*	63,092	—	*
Vermeer Investments, LLC	15,212	*	15,212	—	*

Total	699,010	5.4%	699,010	—	*

*
Represents less than one percent.

(1)
Includes 127,164 shares subject to certain indemnifications obligations of the selling shareholders in favor of Photon Dynamics, Inc. Such shares will be held in escrow for a period of approximately one year to satisfy any such indemnification obligations and may be sold upon release from the escrow.

(2)
TGI Fund II, LC intends to distribute 83,616 shares to Tredegar Investments, Inc., its sole manager and general member, immediately upon the effectiveness of this prospectus.

PLAN OF DISTRIBUTION

    The shares of common stock offered by the selling shareholders may be sold from time to time to purchasers directly by any of the selling shareholders acting as principal for their own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling shareholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933.

    We are registering the shares of common stock on behalf of the selling shareholders. From time to time one or more of the selling shareholders may transfer, pledge, donate or assign such selling shareholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling shareholder" for purposes of this prospectus. Some of the selling shareholders may distribute their shares, from time to time, to their limited and/or general partners or members, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling shareholder. The number of shares of common stock beneficially owned by those selling shareholders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for selling shareholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus.

    To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    The selling shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses, excluding such commissions and discounts, are estimated to be $90,000. We have entered into a registration rights agreement with U.S. Bancorp Investments, Inc. which provides for certain covenants of cross-indemnification in connection with the registration of the common stock held by U.S. Bancorp Libra and covered by this prospectus.

LEGAL MATTERS

    The validity of the common stock offered by this prospectus has been passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

    Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended September 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements as to the year ended September 30, 1999 appearing in our Annual Report on Form 10-K for the year ended September 30, 2000 are based in part on the report of the Cacciamatta Accountancy Corporation, independent auditors. Such financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

INCORPORATION BY REFERENCE

    The SEC permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the year ended September 30, 2000, filed on November 7, 2000. The financial statements included therein do not give retroactive effect to the acquisition by us of Image Processing Systems Inc., which took place on December 22, 2000 and was accounted for as a pooling of interests. Restated financial statements giving retroactive effect to this acquisition will be filed by us on a Current Report on Form 8-K prior to the effectiveness of the registration statement to which this prospectus relates.

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed on February 13, 2001.

  3.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 4, 2001.

  4.
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 10, 2001.

  5.
  Our Current Report on Form 8-K, filed on November 21, 2000.

  6.
  Our Current Report on Form 8-K, filed on December 29, 2000.

  7.
  Our Current Report on Form 8-K, filed on July 25, 2001.

  8.
  The description of our common stock contained in our Registration Statement on Form 8-A, filed on November 14, 1995.

    We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to:

Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, CA 95119-1202
Phone: (408) 226-9900
Attn: So-Yeon Jeong, Manager of Investor Relations

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Photon Dynamics in connection with the registration of the common stock. All the amounts shown are estimates except for the registration fee.

Registration fee	$6,103
Legal fees and expenses.	$25,000
Accounting fees and expenses	$50,000
Miscellaneous	$8,897

Total	$90,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by California law. We are also empowered under our Articles of Incorporation and bylaws to enter into indemnification contracts with our directors, officers, employees and agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

    In addition, our Articles of Incorporation provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our shareholders. This provision in the Restated Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of us or our shareholders, involving a reckless disregard for the director's duty to us or our shareholders when the director was aware or should have been aware of a risk of serious injury to us or our shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, for improper transactions between the director and us and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

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ITEM 16. EXHIBITS.

Exhibit Number		Description of document
2.1	(1)	Agreement and Plan of Merger, dated July 16, 2001 by and among Photon Dynamics, Inc., IRIS Acquisition LLC, and Intelligent Reasoning Systems, Inc.
4.1	(2)	First Amended and Restated Investor Rights Agreement dated May 11, 1994, by and among Photon Dynamics, Inc. and the shareholders set forth therein.
4.2		Registration Rights Agreement dated as of July 16, 2001, by and between Photon Dynamics, Inc. and U.S. Bancorp Investments, Inc.
5.1		Opinion of Cooley Godward LLP.
23.1	(3)	Consent of Ernst & Young LLP, independent auditors.
23.2		Consent of Cacciamatta Accountancy Corporation, independent auditors.
23.3		Consent of Cooley Godward LLP (see Exhibit 5.1).
24.1		Power of Attorney (see the signature page).

(1)
Previously filed as an exhibit to our Current Report on Form 8-K, filed on July 25, 2001 and incorporated by reference herein.

(2)
Previously filed as an exhibit to our Annual Report on Form 10-KSB, filed on December 18, 1998 and incorporated by reference herein.

(3)
To be filed by amendment upon filing of a Current Report on Form 8-K restating the information provided under Item 6. Selected Consolidated Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7A. Quantitative and Qualitative Disclosures About Market Risk and Item 8. Financial Statements and Supplementary Data presented in our Annual Report on Form 10-K on October 27, 2000 to give retroactive effect to the acquisition by us of Image Processing Systems Inc., which took place on December 22, 2000 and was accounted for as a pooling of interests.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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    securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on the 15th day of August, 2001.

PHOTON DYNAMICS INC.
By:	/s/ VINCENT F. SOLLITTO Vincent F. Sollitto President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Vincent F. Sollitto and Richard L. Dissly, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ E. FLOYD KVAMME E. Floyd Kvamme	Chairman of the Board	August 15, 2001
/s/ VINCENT F. SOLLITTO Vincent F. Sollitto	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2001
/s/ RICHARD L. DISSLY Richard L. Dissly	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	August 15, 2001
/s/ RICHARD P. BECK Richard P. Beck	Director	August 15, 2001

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/s/ BARRY L. COX Barry L. Cox	Director	August 15, 2001
/s/ MICHAEL J. KIM Michael J. Kim	Director	August 15, 2001
/s/ MALCOLM J. THOMPSON, PH.D. Malcolm J. Thompson, Ph.D.	Director	August 15, 2001

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EXHIBIT INDEX

Exhibit Number		Description of document
2.1	(1)	Agreement and Plan of Merger, dated July 16, 2001 by and among Photon Dynamics, Inc., IRIS Acquisition LLC, and Intelligent Reasoning Systems, Inc.
4.1	(2)	First Amended and Restated Investor Rights Agreement dated May 11, 1994, by and among Photon Dynamics, Inc. and the shareholders set forth therein.
4.2		Registration Rights Agreement dated as of July 16, 2001, by and between Photon Dynamics, Inc. and U.S. Bancorp Investments, Inc.
5.1		Opinion of Cooley Godward LLP.
23.1	(3)	Consent of Ernst & Young LLP, independent auditors.
23.2		Consent of Cacciamatta Accountancy Corporation, independent auditors.
23.3		Consent of Cooley Godward LLP (see Exhibit 5.1).
24.1		Power of Attorney (see the signature page).

(1)
Previously filed as an exhibit to our Current Report on Form 8-K, filed on July 25, 2001 and incorporated by reference herein.

(2)
Previously filed as an exhibit to our Annual Report on Form 10-KSB, filed on December 18, 1998 and incorporated by reference herein.

(3)
To be filed by amendment upon filing of a Current Report on Form 8-K restating the information provided under Item 6. Selected Consolidated Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7A. Quantitative and Qualitative Disclosures About Market Risk and Item 8. Financial Statements and Supplementary Data presented in our Annual Report on Form 10-K on October 27, 2000 to give retroactive effect to the acquisition by us of Image Processing Systems Inc., which took place on December 22, 2000 and was accounted for as a pooling of interests.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
PHOTON DYNAMICS, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX